UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. _____)

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Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

TEAM FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

KEITH B. EDQUIST
JEFFREY L. RENNER
LLOYD A. BYERHOF

(Name of Person(s) Filing Proxy Statement, if other then the Registrant)

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Keith B. Edquist, together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with the anticipated solicitation of proxies for the election of three nominees as Directors at the next Annual Meeting of Shareholders of Team Financial, Inc.

Item 1:  The following press release was issued on May 30, 2008:

FOR IMMEDIATE RELEASE

PRESS RELEASE

TEAM FINANCIAL, INC. RESORTS TO NAME
CALLING RATHER THAN ADDRESS THE ISSUES

OMAHA, NE (May 30, 2008) - Keith B. Edquist, who resigned as a Director of Team Financial, Inc. in order to mount a proxy contest and to elect himself, Lloyd Byerhof and Jeffrey Renner to the Board of Team Financial, Inc. responded to the Company’s press release regarding the proxy solicitation:  “Rather than address the issues that are important to shareholder value, the Management and the Board of Team Financial has responded to my solicitation by referring to our efforts as ‘sour grapes’ and resorting to name calling.  Obviously, they would rather call names than address the issues that I have raised.”

Mr. Edquist stated that the issue, as he sees it, is the fact that for the period from 2000 to 2007, the earnings of the Company have increased at an average yearly rate of 4%, while Mr. Weatherbie’s compensation has increased at an average rate of 31% per year.  “That calculation does not even consider the staggering $6.4 million loss for the first quarter of 2008”, he said.

Mr. Edquist also commented on the Company’s assertion that in late 2005, when Mr. Edquist was on the Company’s Compensation Committee he “led the approval of an executive employment and salary package for the then Chief Financial Officer which was identical in material form to the compensation package offered to the CEO.”  Mr. Edquist stated: “The Company is referring to the preliminary proxy solicitation materials which I have filed with the Securities and Exchange Commission, but which have not yet been provided to the shareholders.  They say that I did not disclose in those materials my part in approving the executive employment and salary package for the Chief Financial Officer.  They obviously overlook that I disclosed in my preliminary materials the fact that at that very same meeting I: (i) challenged the methodology of the consultant hired by the Company; (ii) voted against a base salary increase for the CEO; (iii) suggested a substantive review of all components of executive compensation; (iv) suggested that a complete review of the form of the employment contract for executives be undertaken; (v) objected to any increase in the base salary of the CFO until the Compensation Committee completed a review of all components of executive compensation; (vi) voted against increasing the CFO’s base salary by 5%; (vii) approved payment of a discretionary bonus of $45,000 to the CFO, stating that I thought the CFO, who was a founder and once President, should receive a bonus if a bonus was being paid to the CEO; (viii) voted against extending a new three-year contract to the CEO prior to a complete review of the form of the contract; and (ix) voted in favor of granting the CFO a three-year contract, subject to the condition that the contract form for the CEO and CFO would be reviewed as a priority item in 2006.  To my knowledge that review never happened.”

“The Company’s reference to my offer to purchase one of the Nebraska bank branches is just another effort by Management to deflect shareholder attention from the real issue” said Mr. Edquist.  “I had a very preliminary discussion with the Chairman as to whether the Company would consider selling the Fort Calhoun branch” continued Mr. Edquist.  “The Fort Calhoun branch is a very small operation, with total assets in the neighborhood of $18 million--a branch that, quite frankly, has grown smaller since purchased by the Company” stated Mr. Edquist.  “How that would negatively impact a $750 million company escapes me” he said.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

THIS COMMUNICATION IS NOT A SOLICITATION OF A PROXY WHICH MAY BE DONE ONLY PURSUANT TO A DEFINITIVE PROXY STATEMENT.  STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MESSRS. EDQUIST, BYERHOF AND RENNER, FOR USE AT ITS NEXT ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TEAM FINANCIAL, INC., AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, COPIES OF THE PROXY STATEMENT AND OTHER DOCUMENTS WILL BE PROVIDED WITHOUT CHARGE UPON REQUEST.  REQUEST FOR COPIES SHOULD BE DIRECTED TO KEITH B. EDQUIST AT THE ABOVE ADDRESS OR BY E-MAIL TO: teamedquist@gmail.com.  THE PARTICIPANTS IN THE PROXY SOLICITATION ARE ANTICPATED TO BE KEITH B. EDQUIST, LLOYD A. BYERHOF AND JEFFREY L. RENNER (THE “PARTICIPANTS”).  INFORMATION REGARDING THE PARTICIPANTS, INCLUDING THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, WILL BE CONTAINED IN THEIR DEFINITIVE PROXY STATEMENT.  AS OF MAY 30, 2008,  EACH OF THE PARTICIPANTS MAY BE DEEMED TO BENEFICIALLY OWN 154,660 SHARES OF COMMON STOCK OF TEAM FINANCIAL, INC., 101,260 SHARES BENEFICIALLY OWNED BY KEITH B. EDQUIST, 7,000 SHARES BENEFICIALLY OWNED BY LLOYD A. BYERHOF AND 46,400 SHARES BENEFICIALLY OWNED BY JEFFERY L. RENNER.  EACH OF THE PARTICIPANTS DISCLAIMS BENEFICIAL OWNERSHIP OF SUCH SHARES EXCEPT TO THE EXTENT OF HIS PECUINIARY INTEREST THEREIN.

Contact:

Keith B. Edquist
teamedquist@gmail.com